Exhibit 10.36
SIRIUS XM
RADIO INC.
1221 Avenue of the Americas
New York, NY 10020
Tel: 212-584-5100
Fax: 212-584-5200
www.sirius.com
October 15, 2008
Directed Electronics Inc.
1 Viper Way
Vista, CA 92081
Facsimile No. (760) 599-1389
Attention: Jim Minarik, President and CEO
Letter Agreement re: End of Agreement Matters
Dear Jim:
     Reference is made to the Manufacturing and Distribution Agreement, dated April 7, 2005 (as amended on July 17, 2007, November 8, 2007, and April 23, 2008, the “Agreement”), between Sirius XM Radio Inc. (“Sirius,” successor to Sirius Satellite Radio Inc.) and DEI Holdings, Inc., f.k.a. Directed Electronics. Inc. (“Directed”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     Directed and Sirius have decided to allow the Agreement to terminate on its own terms effective January 31, 2009. To facilitate the efficient transition and termination of the Agreement the parties hereby agree to the following processes relating to the wind-down of their relationship at the expiration of the Agreement:
     1. 2008 Year-End Inventory Report. Following the close of business on December 31, 2008, Directed shall use best efforts to complete, by January 4, 2009, a physical inventory of all Core Product in Directed’s warehouses. Such inventory will be conducted in accordance with Sirius’ Physical Inventory Instructions attached hereto as Exhibit A, or as modified with Sirius’ consent which will not be unreasonably withheld. Within two Business Days following the completion of the physical inventory, Directed will provide to Sirius a report (the “Year-End Inventory Report”) specifying, (i) the quantity (net of Backstop Inventory) and the actual Landed Cost for each item of Core Product held by Directed at each of its warehouse locations as of the close of business on December 31, 2008 (“Year-End Non-Backstop Inventory”), (ii) the quantity of Sirius Backstop Inventory held by Directed at each of its locations as of the close of business on December 31, 2008 (“Year-End Backstop Inventory”), and (iii) the quantity of eligible

Core Product returned by Approved Dealers and processed by Directed as of December 31, 2008 in accordance with the Agreement and April 23, 2008 Letter Agreement (“Year-End Returns”). The Year-End Inventory Report shall be based on Directed’s year-end inventory count, during which Sirius shall be allowed to be present to inspect and certify the quantity of Core Products held by Directed at each of its warehouse locations and to reconcile such inventory quantity balances with Directed’s perpetual inventory balances. For purposes of this Letter Agreement, the term Core Products shall have the meaning set forth in the Agreement and shall include those items set forth in Schedule 1 attached to this Letter Agreement
     2. 2008 Year-End Purchases. Notwithstanding anything to the contrary in the Agreement or our April 23, 2008 Letter Agreement, not later than two business days following delivery to Sirius by Directed of the Year-End Inventory Report, Sirius agrees to purchase all (i) Year-End Non-Backstop Inventory, and (ii) Year-End Returns, as reflected in the Year-End Inventory Report, by issuance of a purchase order (the “Year-End Inventory PO”). Sirius shall purchase such Year-End Non-Backstop Inventory from Directed at the actual Landed Cost paid or payable by Directed, and it shall purchase the Year-End Returns at the cost set forth in Section 3.09(e) of the Agreement, less any missing Material Part credits as set forth in Section 3.09(d) of the Agreement. Upon receipt of the Year-End Inventory PO from Sirius, Directed shall issue to Sirius a corresponding invoice and shall, subject to the possible retention of “January Non-Backstop Inventory” pursuant to Section 3(c) hereof, prepare the Year-End Non-Backstop Inventory and Year-End Returns to be loaded for shipment not later than five business days from Directed’s receipt of the Year-End Inventory PO.
     3. Sirius Backstop Inventory. (a) Notwithstanding anything to the contrary in Section 3.07 of the Agreement, on the date the Year-End Non-Backstop Inventory and Year-End Returns are shipped pursuant to Section 6, Sirius shall remit to Directed payment in full for all Year-End Backstop Inventory (not previously paid for) via electronic funds transfer (“EFT”). In conjunction with the placement of the Year-End Inventory PO, Sirius shall place a shipping order for shipment, along with the Year-End Non-Backstop Inventory and Year-End Returns, of all Year-End Backstop Inventory then in Directed’s possession, subject to the possible retention of “January Non-Backstop Inventory” pursuant to Section 3(c) hereof.
     (b) With respect to Sirius Backstop Inventory held by Directed and sold, pursuant to Section 3.07(b) of the Agreement, prior to January 1, 2009 (“2008 Consignment Inventory”), all payments owed Sirius by Directed for such 2008 Consignment Inventory shall be due and payable in full by EFT on the date the Year-End Non-Backstop Inventory and Year-End Returns are shipped pursuant to Section 6.
     (c) Sirius and Directed shall mutually determine a quantity of Core Product up to a maximum aggregate amount of two million dollars at dealer cost that may be required for shipment to Approved Dealers between January 1, 2009 and January 31, 2009 (“January Non-Backstop Inventory”) based on Approved Dealer forecasts for January 2009. During January 2009, Directed will continue to fulfill orders from Approved

Dealers from the January Non-Backstop Inventory in accordance with Section 3.07(b) of the Agreement.
     4. February Purchases. (a) On February 2, 2009, Directed will provide to Sirius a report (the “February Report”) specifying (i) as of the close of business January 31, 2009, the quantity and the actual Landed Cost paid by Directed for each item of Core Product that is: (1) held by Directed at each of its warehouse locations (which shall include any remaining January Non-Backstop Inventory), (2) in transit to Directed from an Authorized Manufacturer, and (3) on open purchase order issued by Directed to each Authorized Manufacturer (collectively (1), (2) and (3), the “Final Non-Backstop Inventory”), and (ii) the quantity of Core Product returned by Approved Dealers and processed by Directed as of January 31, 2009, but in no event duplicative of Year-End Returns (“January Returns”). On January 31, 2009, Sirius shall have the right to be present to inspect and certify the quantity of Core Products held by Directed at each of its warehouse locations and reconcile such inventory quantity balances with Directed’s perpetual inventory balances.
     (b) Not later than February 6, 2009, Sirius agrees to purchase all (i) Final Non-Backstop Inventory, and (ii) January Returns, as reflected in the February Report, by issuance of a purchase order (the “February Inventory PO”). Sirius shall purchase such Final Non-Backstop Inventory from Directed at the actual Landed Cost paid or payable by Directed, and Sirius shall purchase the January Returns at the cost set forth in Section 3.09(e) of the Agreement, less any missing Material Part credits as set forth in Section 3.09(d) of the Agreement. Upon receipt of the February Inventory PO from Sirius, Directed shall issue to Sirius a corresponding invoice and shall prepare the Final Non-Backstop Inventory, and January Returns to be loaded for shipment no later than February 13, 2009.
     5. Final Returns Purchases. (a) On March 6, 2009, Directed will provide to Sirius a report (the “March Report”) specifying the quantity of Core Product returned by Approved Dealers by February 28, 2009 and processed and credited by Directed to the Approved Dealers as of the close of business on March 5, 2009, but in no event duplicative of Year-End Returns or January Returns (“Final Returns”).
     (b) Not later than March 10, 2009, Sirius agrees to purchase all Final Returns, as reflected in the March Report, by issuance of a purchase order (such purchase order, the “Final Returns PO”). Sirius shall purchase the Final Returns at the cost set forth in Section 3.09(e) of the Agreement, less any missing Material Part credits as set forth in Section 3.09(d) of the Agreement. Upon receipt of the Final Returns PO from Sirius, Directed shall issue to Sirius a corresponding invoice and shall prepare the Final Returns to be loaded for shipment not later than March 16, 2009.
     6. Shipping. Prior to the loading of any shipments from Directed, Sirius shall have the right to inspect each shipment and shall be allowed to be present during the loading of each such shipment. Upon the completion of loading of shipments by Directed, Sirius personnel shall seal the trucks and Sirius shall remit to Directed payment in full for the corresponding invoice via EFT. Upon receipt in full of payment from Sirius for the Year-End Backstop Inventory and Year-End Inventory PO (“January Shipment”), February Inventory PO (“February Shipment”), and Final Returns PO (“March Shipment”) respectively, Directed shall ship the corresponding shipment to a location designated by Sirius, provided that Directed will re-direct to a location designated by Sirius all Final Non-Backstop Inventory that is in-transit or on open purchase order. The Sirius payment for the February Inventory PO shall, as indicated above, include payment for any remaining January Non-Backstop Inventory held by Directed as of the close of business on January 31, 2009. All shipping costs in connection with this Agreement shall be freight collect at Sirius’ expense.
     7. Non-Core Products. On January 31, 2009, subject to availability and Directed’s standard terms of purchase Sirius may, at its option, purchase non-Core Products in Directed’s inventory of satellite radio related products. Sirius may purchase any such non-Core Products from Directed at Directed’s then current price sheet or as otherwise mutually agreed.
     8. Approved Dealer Account Transition. Sirius and Directed will cooperate in good faith to, by October 25, 2008, develop and execute a mutually agreeable communication plan for internal and external use (the “Communication Plan”). As part of the Communication Plan, by no later than November 1, 2008, Sirius and Directed will communicate to all Approved Dealers that: (1) effective February 1, 2009 a new Sirius distribution partner (the “New Distributor”) will be taking over the distribution of Sirius Core Products, (2) each Approved Dealer should place its purchase orders, for shipments of Core Product after January 31, 2009, with the New Distributor, (3) all returns of Core Products shipped after January 31, 2009 by Approved Dealers should be sent to the New Distributor, (4) all deductions for the return of Core Products shipped by Approved Dealers to the New Distributor after January 31, 2009 should be applied against its account with the New Distributor, (5) all inquiries, reconciliations and obligations related to the return of any Core Product or resulting credits or deductions for all Core Products after January 31, 2009, regardless of when the Approved Dealer purchased such Core Products, are the responsibility of Sirius or the New Distributor, (6) all Dealer Payment commissions accruing after December 31, 2008 to each Approved Dealer will be remitted by Sirius or the New Distributor, (7) all market development funds and other allowance offered by Directed and related to the sales of Core Product occurring after January 31, 2009 will no longer be in effect, and (8) all payments, inquiries, and reconciliations for the purchase of Core Products from Directed prior to February 1, 2009, excluding returns after January 31, 2009, should be routed to Directed in the ordinary course. Sirius and Directed reserve the right to independently communicate with any Approved Dealer regarding the subject matter of this Letter Agreement or otherwise, provided that such communications are consistent with the terms of this Letter Agreement.
     9. Dealer Returns. Effective February 1, 2009, Sirius will assume or cause the New Distributor to assume all cost and responsibility whatsoever related to all Core Product returned by an Approved Dealer, regardless of the date of sale, including but not limited to, consumer warranty, returns processing, and any associated costs, such as issuing credits to Approved Dealers. Directed will have no further obligation with respect to such Approved Dealers’ returned Core Product. Effective February 1, 2009, all credits and deductions for the return of Core Product occurring on or after February 1, 2009 by Approved Dealers shall be applied to the Approved Dealers account with Sirius or the New Distributor.
     10. Directed Activation Payments. (a) Notwithstanding anything to the contrary in Section 4.02 of the Agreement, for activations of Core Products occurring on January 1, 2009 or later, Directed shall have no responsibility to pay any Dealer Payment commissions and Sirius will not charge back to Directed any Activation Fee or Dealer Payment. All Activation Fees and Dealer Payments accrued as of December 31, 2008 to Directed shall become due and payable by Sirius by EFT no later than February 13, 2009. Directed will notify all Approved Dealers that normally are entitled to receive Dealer Payment commissions from Directed of the termination of Dealer Payment commissions from Directed for activations made after December 31, 2008.
     (b) Effective within 30 days of the execution of the Communication Plan, Directed further agrees to cooperate with Sirius and the New Distributor (or other designated third-party) to smoothly transition the transfer to the New Distributor (or other designated third-party) of Dealer Payment commission obligations to accounts formerly paid by Directed. Such cooperation shall include Directed providing Sirius, New Distributor or other designated third-party with (i) the name and contact information of all such accounts along with the ESN information for all Core Receivers shipped to each such account which have yet to be activated, and (ii) the name and contact information of all other such accounts that have received Dealer Payment commissions from Directed in the 12 months preceding the execution date of the Communication Plan.
     11. Accruals and Offsets. Notwithstanding anything to the contrary in the Agreement or this Letter Agreement, all amounts payable by Sirius (or Directed, if applicable) to Directed (or Sirius, if applicable) that have been accrued through December 31, 2008 and not previously remitted shall become due on the date the Year- End Non-Backstop Inventory and Year-End Returns are shipped pursuant to Section 6, provided, however, that subject to prior acknowledgment and approval from Directed (or Sirius, if applicable), which acknowledgment and approval shall not be unreasonably withheld or delayed, Sirius (or Directed, if applicable) may reduce its payable obligation through an offset of amounts otherwise then owed to Sirius (or Directed, if applicable) under this Letter Agreement. All payments, either to Directed from Sirius or to Sirius from Directed shall be executed via EFT.
     12. Post Transition Cooperation. (a) In the event that any returns of Core Product by an Approved Dealer are sent to Directed in error after January 31, 2009, Directed shall refuse delivery of such Core Products.
     (b) In the event that any payments or deductions by an Approved Dealer related to the sale or return of Core Product are misrouted or misapplied to Directed or the New

Distributor, Directed shall, and Sirius will cause the New Distributor to, immediately reconcile and remediate such errors upon discovery.
     13. Order Placement. (a) Directed shall continue to place Backstop Purchase Orders with Authorized Manufacturers for all quantities of Core Product as Sirius determines appropriate up to a maximum aggregate amount of six million dollars (from the date hereof) and for receipt at Directed’s warehouses prior to December 31, 2008. Directed will receive such Core Product and work in good faith with Sirius based on historical practices to process transactions with Approved Dealers.
     (b) Directed will make payments in the ordinary course for purchase of Core Product by Directed from Authorized Manufacturers.
     14. American Home Recording Act. With respect to any Sirius “digital audio recording device” as that term is defined in the American Home Recording Act of 1992, U.S.C. § 1001 (the “AHRA”), and including but not limited to the S50TK1, SL100TK1, SL10TK1, and SL2TK1, notwithstanding any previous letter agreement between Directed and Sirius regarding such subject matter, Directed shall prepare the 2008 annual AHRA royalty report by January 31, 2009 and submit the same to Sirius for review. No later than February 13, 2009, Sirius shall remit to Directed all unpaid royalty amounts as set forth in the 2008 AHRA royalty report and Directed shall remit any such unpaid royalties to the United States Copyright Office as required under the AHRA. Sirius and Directed shall work together to avoid further imports of any AHRA covered device by Directed following December 31, 2008. In the event that such import is necessary to conduct the normal course of business for sales to Approved Dealers between January 1, 2009 and January 31, 2009, Directed shall prepare the 2009 annual AHRA royalty report and submit the same to Sirius for review. Sirius shall remit to Directed all royalty amounts as set forth in the 2009 AHRA royalty report and Directed shall remit such royalties to the United States Copyright Office as required under the AHRA. Sirius will also reimburse Directed for the expense related to the audit required under the AHRA
     15. Exclusivity. Effective with the execution of this Letter Agreement, Sirius Core Products produced shall no longer be required to include the “Distributed by Directed” logos. Upon receipt in full of payment from Sirius for the Year-End Inventory PO (including payment for 50% of the January Non-Backstop Inventory) Directed shall no longer be the exclusive retail distributor for Sirius Core Products.
     16. Counterparts. This letter agreement may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This letter agreement may be delivered by facsimile transmission and shall be effective upon receipt of such facsimile by the other party.
     17. Integration. This letter agreement, along with the Agreement and the April 23 Letter Agreement, represents the entire agreement of Sirius and Directed with respect to the subject matter hereof and supersedes all previous agreements, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof that are not expressly set forth or referred to herein.

     Please indicate your acceptance with the terms of this letter agreement by signing in the space below.

Sincerely,

SIRIUS XM RADIO INC.

By:	/s/ Robert F. Law
Robert F. Law
Group Vice President and General Manager,
After Market Division
Accepted and Agreed:
DEI HOLDINGS INC.

By:	/s/ Jim Minarik Jim Minarik
President and CEO